UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2009

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 20, 2009, Sunstone Hotel Investors, Inc. (the “Company”), Sunstone Hotel Partnership, LLC, its wholly owned subsidiary (the “Operating Partnership”), certain subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), entered into a Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) relating to the Operating Partnership’s 4.60% Exchangeable Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of June 18, 2007, among the Company, the Operating Partnership, certain subsidiaries of the Company and the Trustee (as amended and supplemented prior to the date hereof, the “Indenture”).

The Fourth Supplemental Indenture amends the Indenture to provide that an acceleration of indebtedness of any subsidiary of the Company or the Operating Partnership, other than a subsidiary that guarantees the Notes, may lead to an event of default with respect to the Notes if such indebtedness is not discharged, or the acceleration rescinded, within a 30-day cure period, but only if the indebtedness accelerated has an aggregate principal amount in excess of $300 million. Under the terms of the Indenture in its current form, an acceleration of indebtedness of any subsidiary in excess of $25 million may lead to an event of default with respect to the Notes if such indebtedness is not discharged, or the acceleration rescinded, within a 30-day cure period.

The foregoing description of the Fourth Supplemental Indenture is qualified by reference to the full text of the Fourth Supplemental Indenture, which is filed as exhibit 4.1 hereto and which is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit	Description
4.1	Fourth Supplemental Indenture, dated as of May 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: May 22, 2009	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
4.1	Fourth Supplemental Indenture, dated as of May 20, 2009.